Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333‑18167 on Form S-3 and Registration Statement Nos. 333‑95109, 333‑95553, 333‑132378, 333‑136388, 333‑146625, 333‑153170, 333‑170249, 333‑189423, 333‑190132, 333‑197543, 333-212365 and 333-216487 on Form S-8 of our reports dated March 9, 2018, relating to the consolidated financial statements of Christopher & Banks Corporation and subsidiaries, and the effectiveness of Christopher & Banks Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Christopher & Banks Corporation for the year ended February 3, 2018.
/s/ Deloitte & Touche LLP
Minneapolis, MN
March 9, 2018